Exhibit 10.1

TRANSITION SERVICES AND FINAL AGREEMENT

THIS TRANSITION SERVICES AND FINAL AGREEMENT (this “Agreement”) is made as of this 13th day of September, 2023, by and between COHERENT CORP., a Pennsylvania corporation (the “Company”), and Mary Jane Raymond (the “Employee”).

PREAMBLE

Employee is employed as the Company’s Chief Financial Officer and Treasurer. The purpose of this Agreement is to document in writing the mutual understanding of the parties regarding the end of Employee’s service as the Chief Financial Officer and Treasurer and Employee’s agreement to provide transition services as a non-executive employee for a specified period to ensure the smooth transition of her duties.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree to the following:

1. Transition Services and Final Date.

(a) Transition Period. Employee’s last day serving as Chief Financial Officer and Treasurer of the Company shall be September 29, 2023. During the period (the “Transition Period”) beginning on September 30, 2023 and continuing until April 1, 2024 (the “Final Date”), unless earlier terminated in accordance with the terms of this Agreement, Employee shall be employed as a non-executive employee of the Company reporting to the Chief Executive Officer of the Company (the “CEO”). Subject to the terms and conditions set forth herein, Employee shall at all times be an “at will” employee. For the sake of clarity, Employee’s “separation from service” for purposes of Section 409A (as defined below) will occur on the Final Date (or earlier termination of employment as provided hereunder, if applicable).

(b) Duties During Transition Period. During the Transition Period, Employee shall report directly to the CEO, and shall perform only those tasks as may be reasonably requested by the CEO.

2. Compensation During Transition Period.

(a) Base Salary. Employee shall continue to receive her current base salary through and including April 1, 2024 in accordance with the Company’s standard payroll practices. For avoidance of doubt, such payments will be made even if the Final Date occurs prior to April 1, 2024 (but not in case of an earlier termination of the Agreement under Section 3(b)).

(b) Fiscal Year 2024 Annual Cash Incentives. Employee shall be eligible to receive annual cash incentive compensation under the Company’s Bonus Incentive Program (with a target award of $50,000) and Goals Results Incentive Program (with a target award of $481,250) for fiscal year 2024 as if Employee remained employed with the Company through the payment date of such bonuses, provided that the Agreement is not terminated before the Final Date under Section 3(b). The amount of such annual cash incentive compensation shall be the greater of the target awards shown above or the actual payout based on the performance results, and paid at the same time as fiscal year 2024 annual cash incentive compensation is paid to other participants in those programs following the end of fiscal year 2024 (and before December 31, 2024). For avoidance of doubt, Employee shall not be entitled to an annual cash incentive award for fiscal year 2025.

(c) Equity Awards. Employee shall receive equity awards under the Company’s fiscal year 2024 long-term incentive compensation award program, with 16,261 shares awarded as time-vesting restricted stock units (“RSUs”) and 13,304 shares awarded as the target number of fiscal year 2024-2026 performance share units (“PSUs”), consistent with the fiscal year 2024 award design for other executive officers. Such awards shall be considered granted as of the date this Agreement becomes effective (i.e., after the seven-day revocation period described in Section 4(c) lapses) and shall be governed exclusively by the terms of the applicable award agreements and the Company’s equity compensation plan under which granted. No additional equity compensation awards will be granted to Employee for service during the Transition Period.

(d) Benefits. During the Transition Period, Employee shall continue to be eligible to participate employee benefits programs offered by the Company, in accordance with Company policy and subject to the terms and conditions of such programs, which programs may from time to time, and at any time, be amended, modified or terminated.

3. Termination of Employment.

(a) Certain Defined Terms. For purposes of this Agreement, the following terms have the following meanings:

(i) “Accrued Obligations” means (i) Employee’s earned but unpaid base salary from the Company through the date of termination of employment, (ii) any vested employee benefits as determined under the applicable plan, and (iii) any unreimbursed expenses properly incurred and reported by Employee in accordance with the Company’s business expense reimbursement policy.

(ii) “Cause” means “Cause” as defined under the Executive Severance Plan.

(iii) “Disability” means “Disability” as defined under the Executive Severance Plan.

(iv) “Executive Severance Plan” means the Company’s Executive Severance Plan as in effect on the date of this Agreement as filed with the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

(b) Termination During Transition Period. Employee’s employment with the Company shall automatically terminate before the Final Date in case of Employee’s death or Disability. In addition, Employee may voluntarily terminate employment with the Company before the Final Date upon written notice to the Company. The Company may also terminate Employee’s employment before the Final Date immediately for Cause. In each such case, Employee shall be entitled to receive only the Accrued Obligations.

(c) Completion of Duties at End of Transition Period. If not terminated earlier under Section 3(b), Employee’s employment with the Company shall automatically end, and Employee’s duties shall be complete, on the Final Date. Upon such end of employment and in addition to the Accrued Obligations, Employee shall be eligible to receive the benefits provided by Section 3.01 of the Executive Severance Plan except that (i) the Applicable Severance Multiplier shall be 15 months (so that base salary continuation ends on July 1, 2025) and (ii) the Healthcare Coverage Payment as defined in the Executive Severance Plan shall cover the period through August 2025 (“Qualifying Termination During a Non-CIC Period”), subject to the terms and conditions of the Executive Severance Plan, including the requirements to provide the Company with a release of claims, execute a resignation letter confirming resignation from all positions, and reaffirm of all applicable post-employment covenants.

(d) Treatment of Equity Awards. Employee’s rights and obligations upon termination of employment with respect to any equity awards that Employee has been granted by the Company shall be determined and governed solely by the terms of the definitive documentation, including the applicable award agreements and the Company’s equity compensation plan pursuant to which such awards were granted; provided, however, that for a termination of employment under Section 3(c), such termination of employment shall be treated as a normal retirement at or after age 65, with more than 5 years of service, as defined in Coherent’s Global Retirement Policy, for purposes of the applicable RSU and stock option award agreements, and (ii) for all of the outstanding, unvested PSUs (including, for avoidance of doubt, the PSUs to be granted pursuant to Section 2(c) of this Agreement), the retirement date under such Global Retirement Policy shall be deemed to be June 30, 2026. For avoidance of doubt, retirement treatment for equity awards as modified above means that (i) all unvested RSUs shall immediately vest in full on the Final Date, (ii) each of the outstanding, unvested PSUs (including, for avoidance of doubt, the PSUs to be granted pursuant to Section 2(c) of this Agreement) shall vest based on actual performance through the end of its performance period, without any proration for time of employment or service, and (iii) all outstanding, vested stock options shall remain exercisable through the original expiration dates of the stock options, notwithstanding the terms provided in the applicable award agreements.

4. Release of Claims.

(a) General. In consideration for the Company’s obligations under this Agreement, Employee, for Employee and Employee’s heirs, administrators, and assigns, irrevocably and unconditionally generally releases and forever discharges any causes of action or claims, known or unknown (including, but not limited to, claims for attorneys’ fees, expenses and/or costs) that Employee has or may have against (a) the Company, (b) its or their past or present parents, affiliates or subsidiaries and/or any of their predecessors or successors and (c) the current and former directors, owners, administrators, shareholders, managers, agents, and officers of the Company (collectively referred to as “Company Releasees”) and expressly waives and releases Company Releasees from any and all claims, grievances, actions and causes of action, at law or in equity, contract or tort, including negligence, or any other cause or claim that has or may have or could be brought before any federal, state, local or municipal court directly or indirectly relating to or connected with Employee’s employment with the Company, Employee’s termination from employment with the Company, or the facts, circumstances, actions or inactions arising out of or relating to any aspect of the Company’s treatment of Employee until the date of this Agreement. Without limitation of the foregoing general terms, this release includes, but is not limited to, claims (including for costs and attorneys’ fees) arising from any alleged violation of any federal, state or local statutes, ordinances, executive orders, or common law principles relating to tort law, education, employment, the payment of wages and benefits, educational benefits, training, or any other claims relating to or arising from, in connection with or during Employee’s employment and/or affiliation with the Company, including but not limited to, claims arising under the Civil Rights Act of 1964 as amended, including Title IX, 20 U.S.C. § 1687, Title VI, 42 U.S.C. § 2000(d), and Title VII of the Civil Rights

Act, as amended, the Americans with Disabilities Act, as amended, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, the Employment Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act, as amended (ADEA), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Equal Pay Act of 1963, the Older Workers Benefit Protection Act, the Family and Medical Leave Act (FMLA), whistle-blower, and any and all common law claims, including but not limited to, all other forms of employment discrimination, wrongful termination, retaliatory discharge, breach of express, implied, or oral contact, interference with contractual relations, commission of tort, fraud, defamation, and slander based on any act, transaction, circumstance or event contemporaneous with, or prior to, the date of this Agreement. This release also expressly includes any pension or benefit plans of the Company and/or the past or present officers, directors, trustees, administrators, agents and employees of the Company or of any Company benefit plan, for any actions up to and including the date hereof and the continuing efforts thereof, except for the performance of the provisions of this Agreement and except for the payment of any vested retirement benefits to which Employee may be entitled, if any, under the express provisions of the Company retirement plan, subject to ERISA’s vesting requirements. It is the intention of Employee to effect a general release of all actual and potential claims as of the date of this Agreement; provided, however, that nothing contained in this Agreement shall prevent Employee from challenging the validity and legality of the release under the ADEA.

(b) Covenant not to Sue. Employee agrees that Employee will not initiate or cause to have initiated or be a party to any legal action against any Company Releasee, except to the extent necessary to enforce any remaining aspect of the Agreement or as specifically excluded in this Section 4(b) or in Section 4(a) above. In the event that Employee brings or causes to bring any action against any Company Releasee that Employee has agreed in the preceding sentence not to bring or should the Company Releasee prevail in any claim of a breach of this Agreement, Employee will indemnify and hold the Company Releasee harmless from and against all costs incurred in connection with defense or prosecution of the legal action, including attorneys’ fees. The Company Releasee will be entitled to all damages available at law or equity in addition to its costs of defending or prosecuting such action. The Employee’s right to file a charge of discrimination with the Equal Employment Opportunity Commission or similar agency and Employee’s right to challenge the validity and legality of the release in Section 4(a) under the ADEA are expressly excluded from the Employee’s promise not to bring any legal action against any Company Releasee. However, if any charge, complaint, lawsuit or administrative claim is filed by or in the name of Employee or on Employee’s behalf with the Equal Employment Opportunity Commission, the Pennsylvania Human Relations Commission, or any other similar administrative agency or organization, or in any other forum, against any of the persons or entities released in this Agreement, based upon any act or event which occurred on or before the date Employee signed this Agreement, Employee will not seek or accept any personal relief, including but not limited to any award of monetary damages or reinstatement to Employee’s employment with the Company; provided, however, that this provision shall not apply to a claim for damages under the ADEA in the event that the Agreement is declared invalid with respect to the waiver of all ADEA claims. If successful on such a claim, however, any monetary damages obtained by Employee shall be offset by the monies paid under the Agreement, together with all allowable interest thereon.

(c) Employee Acknowledgements. Employee represents that Employee has read carefully and fully understands the terms of this Agreement, and that Employee has been advised to consult with an attorney and has availed herself of the opportunity to consult with an attorney prior to signing this Agreement. Employee acknowledges and agrees that Employee is executing this Agreement willingly, voluntarily and knowingly, of her own free will, in exchange for the entitlements and payments described in Sections 2 and 3 of this Agreement, and that Employee has not relied on any representations, promises or agreements of any kind made to her in connection with her decision to accept the terms of this Agreement, other than those set forth in this Agreement. Employee acknowledges that she could take up to twenty-one (21) days after the date this Agreement has been delivered to her to consider whether she wants to sign this Agreement and that the ADEA gives Employee the right to revoke this Agreement within seven (7) days after it is signed, and Employee understands that she will not receive any payments or benefits under this Agreement until such seven (7) day revocation period has passed and then, only if Employee has not revoked this Agreement. To the extent Employee has executed this Agreement within less than twenty-one (21) days after its delivery to her, Employee hereby waives the twenty-one (21) day period and acknowledges that her decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.

5. Miscellaneous.

(a) Section 409A. Notwithstanding any provision to the contrary, all provisions of this Agreement are intended to be construed and interpreted to comply with section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent applicable. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and the regulations thereunder. For purposes of Section 409A, each payment under this Agreement is treated as a separate payment and the right to a series of installment payments is treated as the right to a series of separate payments. In no event may Employee, directly or indirectly, designate the calendar year of payment. No action or failure to act pursuant to this Section shall subject the Company or any affiliate thereof to any claim, liability or expense, and none of the Company or any affiliate thereof shall have any obligation to indemnify or otherwise protect Employee from the obligation to pay any taxes pursuant to Section 409A.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions.

(c) Amendment, Assignability, and Entire Agreement. This Agreement may only be amended or modified by a written agreement executed by Employee and the Company (or any successor). This Agreement may be assigned by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, without Employee’s consent, and any such successor shall be bound by the terms of this Agreement if so assigned. This Agreement supersedes any and all prior written or oral agreements Employee may have had with the Company as it relates to Employee’s employment.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above written.

COHERENT CORP.

By:	/s/ Vincent D. Mattera, Jr.
Vincent D. Mattera, Jr., Chair and Chief Executive Officer

EMPLOYEE:

/s/ Mary Jane Raymond
Mary Jane Raymond